Exhibit 4.2
[FORM OF FLOATING RATE NOTE]

CUSIP NO. [•]	PRINCIPAL AMOUNT: $[•]
REGISTERED NO. [•]
JOHNSON & JOHNSON
FLOATING RATE NOTE DUE 20[•]
     Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of CEDE & CO., or such other name as requested by an authorized representative of The Depository Trust Company (and any payment is made to CEDE & CO. or to such other entity as is requested by an authorized representative of The Depository Trust Company), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL as the registered owner hereof, CEDE & Co., has an interest herein.
     The following summary of terms is subject to the information set forth on the reverse hereof:

ORIGINAL ISSUE DATE:	May 20, 2011

MATURITY DATE:	[•]

INTEREST RATE:	Three Month USD LIBOR plus [•] bps

INTEREST PAYMENT DATES:	February 15, May 15, August 15, and November 15

RECORD DATES:	February 1, May 1, August 1 and November 1

DEPOSITARY:	The Depository Trust Company

OPTIONAL REDEMPTION:	No
     JOHNSON & JOHNSON, a New Jersey corporation (herein called the “Company,” which term includes any successor person under the indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $[•] ([•] MILLION U.S. DOLLARS) on the Maturity Date of this Note, and to pay interest thereon from and including May 20, 2011 or from and including the last date in respect of which interest has been paid, as the case may be. Interest will be paid on the Interest Payment

Dates shown above, commencing August 15, 2011 (except as provided below) at the interest rate calculated in accordance with the terms of this Note, until the principal hereof is paid or made available for payment, and interest shall accrue on any overdue principal and on any overdue installment of interest (to the extent payment of such interest shall be legally enforceable) at the interest rate per annum borne by this Note.
     The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date next preceding such Interest Payment Date; provided, however, that interest payable at the Maturity Date will be payable to the person to whom principal shall be payable. The first payment of interest on this Note will be made on August 15, 2011 to the registered owner of this Note on August 1, 2011. Any interest not punctually paid or duly provided for shall be payable as provided in the Indenture.
     Beneficial owners of this Note will be paid in accordance with the Depositary’s and its participants’ procedures in effect from time to time.
     Any payment otherwise required to be made in respect of this Note on a date that is not a Business Day (as defined on the reverse hereof) need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.
     Interest on this Note will be computed on the basis of a 360-day year for the actual number of days elapsed.
     UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR INDIVIDUAL CERTIFICATES EVIDENCING THE SECURITIES REPRESENTED HEREBY IN DEFINITIVE FORM, THIS NOTE MAY BE TRANSFERRED IN WHOLE, BUT NOT IN PART, AND ONLY BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
     In addition, ownership of beneficial interests in this Note will be limited to participants in the Depositary or persons that hold interests through such participants, and the transfer of beneficial interests herein will be effected only through records maintained by the Depositary (with respect to interests of participants in the Depositary) or by participants in the Depositary or persons that may hold interests through such participants (with respect to persons other than participants in the Depositary).
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

     This Note shall not be valid until the certificate of authentication hereon shall have been manually signed by or on behalf of the Trustee or an authenticating agent under the Indenture referred to on the reverse hereof.
     IN WITNESS WHEREOF, Johnson & Johnson has caused this instrument to be signed in its name by the signature of one of its duly authorized officers.

Dated: May 20, 2011	JOHNSON & JOHNSON
By:
Name:
Title:

Attest:

BY:

Dated: May 20, 2011
Trustee’s Certificate of Authentication
This is one of the Notes described
herein and referred to
in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee
By:
Authorized Officer

[Reverse of Note]
JOHNSON & JOHNSON
FLOATING RATE NOTE DUE 20[•]
          Section 1. General. This Note is one of a duly authorized series of debt securities (herein called the “Notes”) of Johnson & Johnson, a New Jersey corporation (the “Company”), issued under and pursuant to an indenture, dated as of September 15, 1987, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company which succeeded Harris Trust and Savings Bank), as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of September 1, 1990 (as so supplemented, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Notes, this Note being subject to all terms therein contained. This Note is an unsecured obligation of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness for borrowed money of the Company.
          Section 2. Payments. (a) This Note will bear interest from May 20, 2011, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable quarterly on February 15, May 15, August 15 and November 15 of each year (each such date an “Interest Payment Date”, beginning August 15, 2011, to the beneficial owners of this Note at the close of business on the applicable record date, which is the February 1, May 1, August 1 or November 1 next preceding such Interest Payment Date. Interest on the Notes will accrue from and including May 20, 2011, to, but excluding, the first Interest Payment Date and then from and including the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or Maturity Date, as the case may be.
     Each of these periods is referred to as an “Interest Period.” The amount of accrued interest that the Company will pay for any Interest Period can be calculated by multiplying the face amount of this Note then outstanding by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from May 20, 2011 or from the most recent Interest Payment Date to which interest has been paid or provided for, to the applicable Interest Payment Date. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.
     The rate of interest on the Notes will be reset quarterly by the calculation agent (the “Calculation Agent”). The Calculation Agent will set the initial interest rate on this Note on May 20, 2011 and reset the interest rate on each Interest Payment Date, each of which is referred to as an “Interest Reset Date”. For this Note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest Interest Reset Date that occurs on or before that day. If any Interest Reset Date would otherwise be a day that is not a London Business Day, the Interest Reset Date will be postponed to the next day that is a London Business Day, except that, if that day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding London Business Day. A “London Business Day”

is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
     The Calculation Agent is The Bank of New York Mellon Trust Company, N.A., unless and until such time as a successor is appointed. If that bank is unable or unwilling to continue to act as the Calculation Agent or if it fails to calculate properly the interest rate on this Note for any Interest Period, the Company will appoint another leading commercial or investment bank engaged in the London interbank market to act as Calculation Agent in its place. The Calculation Agent may not resign its duties without a successor having been appointed. The interest rate on this Note for a particular Interest Period will be a per annum rate equal to U.S. dollar three-month LIBOR as determined on the Interest Determination Date plus [•]%. The “Interest Determination Date” for an Interest Period with respect to this Note will be the second London Business Day preceding the Interest Reset Date. Promptly upon determination, the Calculation Agent will inform the Trustee and the Company of the interest rate for the next Interest Period. If any Interest Determination Date would fall on a day that is not a London Business Day, the Interest Determination Date will be postponed to the next succeeding London Business Day, except that, if that day falls in the next succeeding calendar month, the Interest Determination Date will be the immediately preceding London Business Day.
     If an Interest Payment Date, other than the Maturity Date, for this Note falls on a day that is not a London Business Day, then such Interest Payment Date will be postponed to the next day that is a London Business Day, except that, if that London Business Day falls in the next succeeding calendar month, then, unless it relates to interest payable at maturity, the Interest Payment Date will be the immediately preceding London Business Day. If the Maturity Date of this Note falls on a day that is not a London Business Day, then the related payment of principal and interest will be made on the next day that is a London Business Day with the same effect as if made on the date that the payment was first due, and no interest will accrue on the amount so payable for the period from the Maturity Date.
     On any Interest Determination Date, U.S. dollar three-month LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such Interest Determination Date. “Reuters Page LIBOR01” means the display that appears on Reuters (or any successor service) on page LIBOR01 (or any page as may replace such page on such service) for the purpose of displaying London interbank offered rates of major banks for U.S. dollars.
     If no offered rate appears on Reuters Page LIBOR01 on an Interest Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent (after consultation with the Company) will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the Calculation Agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the Interest Determination Date for loans in

U.S. dollars to leading European banks having an index maturity of three months for the applicable Interest Period in an amount of at least $ 1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next Interest Period will be set equal to the rate of LIBOR for the then current Interest Period.
     Upon request from any holder of this Note, the Calculation Agent will provide the interest rate in effect for this Note for the current Interest Period and, if it has been determined, the interest rate to be in effect for the next Interest Period.
     All percentages resulting from any calculation of the interest rate on this Note will be rounded to the nearest one hundred-thousandth of a percentage point with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on this Note will be rounded to the nearest cent (with one-half cent being rounded upward). Each calculation of the interest rate on this Note by the Calculation Agent will (in the absence of manifest error) be final and binding on the holders, the Trustee and the Company.
     The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
          (b) The principal of and any premium and interest on this Note are payable by the Company in U.S. dollars.
          (c) Until this Note is paid or payment thereof is duly provided for, the Company will, at all times, maintain a Paying Agent in the city of New York capable of performing the duties described herein to be performed by the Paying Agent. The Bank of New York Mellon, 101 Barclay, New York, New York 10286, will act as a Paying Agent and co-registrar. The Company may change any Paying Agent, Registrar or co-registrar without notice. The Company may act in any such capacity.
          Section 3. Defeasance. If the Company at any time deposits with the Trustee money or eligible government obligations sufficient to make timely payments of all principal of and interest on the Notes, the Company will be discharged from the restrictive covenants in the Indenture or possibly from all payment obligations under the Indenture and this Note, provided certain conditions set forth in the Indenture are met by the Company. If the Company is so discharged from its payment obligations with respect to this Note, the holder would be able to look only to the deposited money or government obligations for payment. Eligible government obligations are those backed by the full faith and credit of the government of the United States.
          Section 4. Restrictive Covenants. This Note is an unsecured general obligation of the Company. The Indenture does not limit other unsecured debt. It does limit certain debt and sale and leaseback transactions if the debt is secured by liens on or the property leased is manufacturing property located in the continental United States which is of material importance to the Company’s consolidated business. The limitations are subject to a number of important definitions, qualifications and exceptions set forth in the Indenture. Once a year the Company must report to the Trustee on compliance with the limitations.

          Section 5. Events of Default. An Event of Default is: default for 30 days in payment of interest on the Notes; default in payment of principal on the Notes; failure by the Company for 90 days after notice to it to comply with any of its other agreements in the Indenture or this Note; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately.
          Section 6. Optional Redemption. This Note may not be redeemed prior to the Maturity Date.
          Section 7. Amendments and Waivers. Subject to certain exceptions, provisions of the Indenture or this Note may be amended with the consent of the holders of a majority in principal amount of the Notes at the time outstanding, and any existing default with respect to the Notes may be waived with the consent of the holders of a majority in principal amount of the Notes. Without the consent of any holder, the Indenture or this Note may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to the holder in the case of a merger or transfer or lease of all or substantially all of the Company’s assets or to make any change that does not adversely affect the rights of the holder of this Note.
          Section 8. Authorized Denominations. The Notes are issuable in registered form without coupons in the minimum denomination of $2,000 and in any larger amount that is an integral multiple of $1,000.
          Section 9. Exchange and Registration of Transfer. This Note is exchangeable only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Notes or if at any time the Depositary ceases to be in good standing under the Securities Exchange Act of 1934, as amended, and the Company does not appoint a successor Depositary within 90 days after the Company receives such notice or becomes aware that such Depositary is no longer in good standing, or (y) the Company in its sole discretion determines that the Notes shall be exchanged for certificated Notes in definitive form, provided that the definitive Notes so issued in exchange for this Note shall be in authorized denominations and be of like aggregate principal amount and tenor and terms as the portion of this Note to be exchanged. Except as provided above, owners of beneficial interests in this Note will not be entitled to have this Note or Notes represented by this Note registered in their names or receive physical delivery of Notes in definitive form and will not be considered the holders hereof for any purpose under the Indenture.
          Section 10. No Recourse Against Certain Persons. A stockholder, officer, director or employee, as such, past, present or future, of the Company or any successor corporation, shall not have any liability for any obligation of the Company under the Indenture or this Note or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting this Note, the holder hereby waives and releases all such liability. Such waiver and release are part of the consideration for the issue of this Note.

          Section 11. Business Day. “Business Day” means any day, other than a Saturday, a Sunday or a day on which banking institutions are authorized or required by law or regulation to be closed in the city of New York.
          Section 12. Definitions. All terms used in this Note which are not defined herein but are defined in the Indenture shall have the meanings assigned to them therein.
          Section 13. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.
     The Company will furnish a copy of the Indenture to any holder of a Note upon written request and without charge. Requests may be made to: Treasurer, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfers unto
PLEASE INSERT SOCIAL SECURITY OR
OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                          attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature
NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

ABBREVIATIONS
     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common

TEN ENT — as tenants by the entireties

JT TEN — as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT —

Custodian
(Cust) (Minor)

Under Uniform Gifts to Minors Act

(State)
     Additional abbreviations may also be used though not in the above list.